KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP           1601 K Street, N.W.
                                                      Washington, DC 20006-1600
                                                      202.778.9000
                                                      Fax 202.778.9100
                                                      www.klng.com



                                 April 28, 2006


First Investors Tax Exempt Funds
95 Wall Street
New York, New York 10005

Ladies and Gentlemen:

      We have acted as counsel to First Investors Tax Exempt Funds (successor to First Investors Tax-Exempt Money Market Fund, Inc.), a statutory trust formed under the laws of the State of Delaware (the "Trust"), in connection with the filing with the Securities and Exchange Commission (the "SEC") of Post-Effective Amendment No. 29 to the Trust's Registration Statement on Form N-1A (File Nos. 002-82572; 811-03690) (the "Post-Effective Amendment"), registering an indefinite number of Class A and Class B shares of beneficial interest of the Arizona Insured Tax Exempt Fund, California Insured Tax Exempt Fund, Colorado Insured Tax Exempt Fund, Connecticut Insured Tax Exempt Fund, Florida Insured Tax Exempt Fund, Georgia Insured Tax Exempt Fund, Insured Intermediate Tax Exempt Fund, Insured Tax Exempt Fund, Insured Tax Exempt Fund II, Maryland Insured Tax Exempt Fund, Massachusetts Insured Tax Exempt Fund, Michigan Insured Tax Exempt Fund, Minnesota Insured Tax Exempt Fund, Missouri Insured Tax Exempt Fund, New Jersey Insured Tax Exempt Fund, New York Insured Tax Exempt Fund, North Carolina Insured Tax Exempt Fund, Ohio Insured Tax Exempt Fund, Oregon Insured Tax Exempt Fund, Pennsylvania Insured Tax Exempt Fund, Tax-Exempt Money Market Fund and Virginia Insured Tax Exempt Fund, each a series of the Trust, (collectively, the "Shares") under the Securities Act of 1933, as amended (the "1933 Act").

      You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust Instrument and By-Laws of the Trust and the action of the Trust's Board of Trustees that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

      Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.


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KIRKPATRICK & LOCKHART NICHOLSON GRAHAM LLP


      Based upon and subject to the foregoing, we are of the opinion that: (1) the Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and (2) when issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and non-assessable.

      This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

                                 Very truly yours,

                                 /s/ Kirkpatrick & Lockhart Nicholson Graham LLP